Exhibit 99.1

Transglobal Management Group, Inc. (TMGI)

Strengthens Leadership and Board in Preparation for Uplisting

Scottsdale, Arizona - March 26, 2026 - Transglobal Management Group, Inc. (“TMGI” or the “Company”) (OTCID: TMGI) today announced key executive appointments and a restructuring of its Board of Directors as part of its strategic initiative to pursue an uplisting to the OTCQB Market.

Jeff Foster, Chairman of TMGI, stated: “As we prepare for our anticipated transition to the OTCQB, we have implemented several strategic leadership enhancements. We are pleased to appoint seasoned financial executive Scott Carlston as Chief Financial Officer and to name current board member Kelly Kirchhoff as Chief Executive Officer. These appointments position our leadership team to focus on strengthening our public company infrastructure, while I dedicate my efforts to expanding our golf operations, including acquisitions and tee-time platform growth.”

Newly appointed Chief Executive Officer Kelly Kirchhoff added: “I am honored to assume the role of CEO and grateful for Jeff’s confidence. I look forward to executing on the Company’s vision of building a family-friendly golf resort platform and driving sustainable, long-term value for our shareholders.”

Operational Performance

Stand-By Golf continues to demonstrate strong performance, driven by customer retention, expanding course partnerships, and increased utilization across its platform. The Company remains encouraged by this trajectory and its growing contribution to TMGI’s overall strategy.

Strategic Outlook

TMGI expects Stand-By Golf to play a central role in its long-term growth strategy, which includes:

•	Building scalable, technology-enabled platforms
•	Expanding recurring and predictable revenue streams
•	Leveraging cross-promotional synergies across golf, hospitality, and media assets
•	Enhancing customer acquisition and lifetime value through integrated offerings

About Transglobal Management Group, Inc.

Transglobal Management Group, Inc. (OTCID: TMGI) is a publicly traded company focused on building shareholder value through strategic acquisitions and operational growth across golf, leisure, hospitality, and technology-enabled services. Following its acquisition of GETGOLF, LLC, TMGI has expanded its footprint as a diversified platform operating at the intersection of sports, travel, and digital commerce.

About Stand-By Golf

Stand-By Golf is an established golf reservation platform with over 37 years of operating history. The platform offers golfers 20% to 60% savings on tee times at more than 200 championship-caliber courses across key markets, including Phoenix/Scottsdale, Palm Springs, and Las Vegas. Stand-By Golf provides flexible booking options, premium course access, and high-quality rental equipment, serving golfers of all skill levels.

About GETGOLF, LLC

GETGOLF is an emerging international, next-generation golf platform that integrates real-time tee-time booking, travel planning, social networking, and other services to connect golfers and courses worldwide. Exciting new developments are in progress ahead of its scheduled launch in the third quarter of 2026.

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Cautionary Disclosure About Forward-Looking Statements

The information contained in this press release does not constitute an offer to sell or solicit an offer to buy securities of Transglobal Management Group, Inc., fka, The Marquie Group, Inc., ticker symbol: TMGI (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve operational cash flow positive status. The Company has no obligation to provide the recipient with additional updated information. No information in this press release should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

Investor Relations

Transglobal Management Group, Inc.

Email: press@tmgius.com

Website: www.standbygolf.com

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